EXHIBIT 10.1

SAJAN EXECUTIVE INCENTIVE PLAN

2013

I.	PURPOSE, OVERVIEW AND PARTICIPATION

The 2013 Sajan Executive Incentive Plan (“EIP”) is designed to incentivize and reward the Sajan executive group for performance commensurate with the Company’s goals as outlined by management and the Board of Directors. Participants for 2013 include Shannon Zimmerman (Chief Executive Officer) and Angel Zimmerman (Chief Operating Officer). The pool of funds for distribution under the EIP will be allocated two-thirds to the CEO and one-third to the COO.

II.	PLAN COMPONENTS AND PAYOUT

The EIP is based on the Company’s 2013 budget put forward by management and approved by the Board. The components of the EIP include (i) net ordinary income, (ii) revenue, (iii) gross margin and (iv) compliance with bank covenants. Specific targets and other metrics for payment under the EIP will be determined by the Compensation Committee of the Board of Directors. Awards under the EIP will be determined and paid following confirmation of 2013 financial results.

III.	OTHER CONSIDERATIONS

The EIP assumes normal and ongoing operations of the Company and does not contemplate significant strategic changes in the business, such as an acquisition. The Compensation Committee shall administer and interpret the EIP and may, in its sole discretion, amend the EIP or any target or metric in any respect.